Exhibit 3(i)B

                           FARMLAND INDUSTRIES, INC.
                                  CERTIFICATE
                       OF BOARD OF DIRECTORS' RESOLUTIONS
              FOR THE DECREASE AND ELIMINATION OF PREFERRED STOCK
                     (Pursuant to Section 17-6401(g) of the
                General Corporation Code of the State of Kansas)

            Farmland Industries, Inc., a corporation organized and existing under the laws of the State of Kansas, and having its principal office in Kansas City, Missouri (hereinafter called the "Corporation") DOES HEREBY CERTIFY that the following resolutions were duly and regularly adopted by the Board of Directors of the Corporation, at a meeting duly called, convened and held on the 19th day of December, 1997, all in accordance with the Articles of Incorporation and Bylaws of the Corporation and the laws of the State of Kansas:

WHEREAS, the Certificate of Designations creating the 8% Series A Cumulative Redeemable Preferred Shares (the "December 18, 1997 Preferred Shares") of this Corporation was inadvertently filed with the Secretary of State of Kansas on December 18, 1997 at a time when the Corporation did not have sufficient shares of Preferred Stock available to be designated for such purpose; and

WHEREAS, it is desired (A) to decrease the authorized number of shares of the Corporation's 51/2% Preferred Stock (Cumulative to the extent earned, before patronage refunds) created pursuant to a resolution dated November 18, 1954 and thereafter filed with the Secretary of State of Kansas on January 6, 1955, as heretofore amended (the "5 1/2% Preferred Stock") in light of the fact that the number of outstanding shares of 5 1/2 % Preferred Stock is less than five thousand (5,000) shares and (B) to eliminate from the Articles of Incorporation all references to (i) the Corporation's Series A 8% Preferred Stock (non-cumulative) created pursuant to a resolution dated May 24, 1983 and thereafter filed with the Secretary of State of Kansas on February 21, 1984 (the "1984 Preferred Stock") and (ii) the December 18, 1997 Preferred Shares.

NOW, THEREFORE, BE IT RESOLVED, that, by this resolution, the Board of Directors authorizes and directs that the total authorized number of shares of 51/2% Preferred Stock shall be decreased by three million two hundred ninety-five thousand (3,295,000) shares from three million three hundred thousand (3,300,000) shares to five thousand (5,000) shares; and

RESOLVED, that as a result of such decrease, such three million two hundred ninety-five thousand (3,295,000) shares shall resume the status of authorized but unissued shares of preferred stock undesignated as to series under Article VI, Section 4 of the Corporation's Articles of Incorporation; and

RESOLVED, that this Board of Directors finds that none of the authorized shares of 1984 Preferred Stock is outstanding and none will be issued; and

RESOLVED, that this Board of Directors finds that none of the authorized shares of December 18, 1997 Preferred Shares is outstanding and none will be issued; and

RESOLVED, that when a certificate setting forth the two preceding resolutions is filed with the Secretary of State of the State of Kansas and becomes effective, it shall have the effect of eliminating from the Corporation's Articles of Incorporation all references to the 1984 Preferred Stock and the December 18, 1997 Preferred Shares.

          IN WITNESS WHEREOF, Farmland Industries, Inc. has made this Certificate under its seal and the hand of Jeffrey Roberts, Vice President and Treasurer, authorized to exercise the duties ordinarily exercised by a Vice President and a Treasurer, this 19th day of December, 1997.

                                          FARMLAND INDUSTRIES, INC.
                                          By
                                          Jeffrey Roberts
                                          Vice President and
                                          Treasurer
ATTEST


Bernard L. Sanders
Secretary

STATE OF MISSOURI      )
                       )      ss:
COUNTY OF CLAY         )

            BE IT REMEMBERED that on this 19th day of December, 1997, before me, the undersigned, a Notary Public in and for the County and State aforesaid, personally came Jeffrey Roberts, Vice President and Treasurer, of Farmland Industries, Inc., a corporation duly organized, incorporated and existing under the laws of the State of Kansas, who is personally known to me to be such officer, and who is personally known to me to be the same person who executed as such officer the above instrument in writing, and he duly acknowledges execution of the same as Vice President and Treasurer of said Corporation.

            IN WITNESS WHEREOF, I have hereunto subscribed my name and affixed my official seal the day and year last above written.



                                                     Notary Public
My Commission expires: